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                                                                   Exhibit 10.11

                                  CONFIDENTIAL

***PORTIONS OF THE EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED. THE COMPLETE EXHIBIT, INCLUDING THE PORTIONS FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                               RESEARCH AGREEMENT
                        GENENCOR INTERNATIONAL, INC. AND
                          THE PROCTER & GAMBLE COMPANY


        This Agreement is effective June 30, 2000, between GENENCOR INTERNATIONAL, INC. (together with its Affiliates, "GCOR"), a Delaware corporation with offices at 200 Meridian Centre Boulevard, Rochester, New York 14618, and THE PROCTER & GAMBLE COMPANY, (together with its Affiliates, "P&G"), an Ohio corporation with offices at One Procter & Gamble Plaza, Cincinnati, Ohio 45202.

        WHEREAS, P&G has unique skills and technology specific to the development and use of laundry and cleaning product formulations desired by consumers and institutional users, and has the ability to manufacture and sell such products globally;

        WHEREAS, GCOR has unique skills and technology specific to the development of enzymes and other materials obtainable from biological systems, and has the ability to commercially supply such enzymes and other materials in industrial quantities;

        WHEREAS, the Parties desire to enter into this Agreement to cooperate in an iterative program of specific research projects, which utilize each Party's unique abilities;

        WHEREAS, the Parties desire to agree upon specific Success Criteria for each specific research project with the challenging goal of identifying new raw materials which can be formulated into laundry and cleaning products as well as certain other products sold by P&G to provide breakthrough levels of consumer noticeable benefits;

        WHEREAS, the Parties recognize the highly uncertain nature of the research projects desired to be conducted, including the uncertainty regarding whether one or both Parties may develop new technologies of value to one or both of the Parties; and

        WHEREAS, the Parties contemplate that their research efforts may yield Patent Rights which the Parties desire to license to each other consistent with this Agreement and a Technology Transfer Agreement ("TTA"), which TTA is entered into simultaneously herewith relating to certain current as well as these prospective Patent Rights:

        THEREFORE, in consideration of the mutual promises herein, the Parties agree as follows.


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1.      DEFINITIONS

        A. "Field of Agreement" means enzymes or other materials obtained from biological systems whether living or non-living (hereafter "Materials") purposefully added to a formulation of Laundry and Cleaning Products, but shall not include Materials used ***.

        B. "Project" means an investigation of formulations, concepts, technologies, processes, procedures, tests, standards or manufacturing processes for Materials in the Project Field and for new or improved Materials within the Field of Agreement.

        C. "Project Form" means (i) when executed by one Party, that Party's proposal to initiate a Project on a confidential basis and with certain requirements or specifications (a "Proposed Project"), and
             (ii) when executed by both Parties, the Parties' mutual agreement to share certain results or specifications in a Project Field and to undertake a Project (an "Approved Project").

             Approved Projects will commence immediately upon mutual execution of the applicable Project Form (as set out in ATTACHMENT 1), which shall include Project Success Criteria and a project milestone plan, and related Confidential Disclosure Agreement (as set out in ATTACHMENT 2A). All Approved Projects shall take the form of either Research Projects or Development Projects.

        D. "Research Project" means an Approved Project devoted primarily to research activities and continuing until the earlier of: (1) a written notice by the Leadership Committee or either Party that the Approved Project is terminated and no Development Project will result; or (2) mutual execution of a Project Form for a resulting Development Project as defined below.

        E. "Development Project" means an Approved Project, which is designated a Development Project, and commencing upon mutual execution of a Project Form, which may include revised Success Criteria (including commercial criteria) and based upon written recommendation of the Leadership Committee, which Approved Project shall be devoted primarily to development activities.

        F. "Project Administrator" means for each Party, the individual whose name, address and fax number are entered by such Party on the Project Form or such other persons as may thereafter be designated by written notice from time to time. At any given time, there will be no more or less than one (1) Project Administrator per Party per Approved Project.

        G. "Project Field" means an investigation of formulations, concepts, technologies, processes, procedures, tests, standards or manufacturing processes for Materials under an Approved Project within the Field of Agreement.


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        H.   "Laundry and Cleaning Products" means products for ***.

        I. "Success Criteria" means for each Approved Project, deliverables, timetables, detailed specifications and other mutually agreed measures of success, all set out in writing in the applicable Project Form. Success Criteria shall include either technical criteria, commercial criteria or both, as appropriate to the applicable Approved Project.

        J. "Observable Benefit" means for any Material provided hereunder, a benefit measured by a jointly agreed objective technical test established by the Leadership Committee, which benefit results from the use of such Material in commercially reasonable dosages in a Laundry and Cleaning Product.

        K. "Leadership Committee" means the committee composed and empowered under the terms of SUBSECTIONS 3.H-J below.

        L. "Non-Project Materials" means Materials not identified or developed under an Approved Project but sampled for analysis in the Approved Project by either Party. Non-Project Materials should be so designated in writing by the sampling Party within 30 days of being sampled into an Approved Project.

        M. "Patent Rights" means patent applications and patents issuing therefrom (both foreign and domestic) which claim an invention conceived and/or reduced to practice pursuant to an Approved Project. Patent Rights shall include those inventions presently listed in SCHEDULE 1 or subsequently listed in SCHEDULE 2 of the Technology Transfer Agreement.

        N. As used herein, the term "Affiliates" for P&G means any corporation controlling, controlled by or under common control with The Procter & Gamble Company, through stock ownership, direct or indirect, and for GCOR means any corporation, controlled by or under common control with Genencor International, Inc. through greater than seventy-five percent (75%) stock ownership. Any other party constitutes a "non-Affiliate."

        O. "*** Assay" shall mean activity and performance assays applicable to identification of Materials for the Field of Agreement or P&G's Business Field performed in a volume of less than *** which are directly related to and developed during an Approved Project.

        P. "*** Assay Patent Rights" means inventions and patent applications and patents issuing therefrom (both foreign and domestic) which relate to or claim a *** assay or *** screen which is directly related to and developed during an Approved Project.

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        Q.   "Isolated Samples" means samples which are isolated or extracted from a Library before sampling, for evaluation in P&G's *** assays.

        R. "Libraries" means multiple samples which are produced through an effort to identify Materials having desired performance characteristics.

2.      CONFIDENTIAL INFORMATION

        A. Confidential Information shall have the meaning set out in ATTACHMENT 2A and shall include cumulatively all Confidential Information under any duly executed Confidential Disclosure Agreement ("CDA"). Confidential Information relating to chemical information useful in the development of screening methods will be shared relating to the following: 1) the ***, including, for example, ***; 2) methods for *** used under current technology; and 3) the relevant conditions under which the *** under current technology. All Confidential Information disclosed in connection with any Project Form and related Proposed Project shall be protected by such a CDA executed by the Parties. Upon execution by both Parties of a Project Form such applicable CDA shall be incorporated therein. CDA's shall include those listed and attached here as a part of ATTACHMENT 3. Applicable CDA's shall also be attached to each applicable Project Form and be incorporated therein by reference. ATTACHMENT 2A provides a standard CDA form for use in relation to each Project Form.

             For clarity, the Parties acknowledge that each Party has an interest in *** assays outside the Field of Agreement, only information which is important for the development of assays correlating to the identification and/or application of materials in laundry and cleaning products should be shared under this agreement. This may include information on the textile or fiber used in the assay, the substrate used, detection methods and detergent chemistry. The information shared should not include information such as ***.

        B. For Materials provided prior to execution of this Research Agreement, under those Material Transfer Agreements listed and attached hereto as ATTACHMENT 4, the Parties have agreed that such Materials shall hereafter be governed by the terms set out in this Research Agreement. The terms herein shall control over any inconsistent terms contained in the respective Material Transfer Agreements, which are hereby terminated effective as of the execution of this Research Agreement. Further, in the event that either Party provides samples of materials prior to entering into an Approved Project, the Parties agree to execute a Standard Material Transfer Agreement covering the terms under which these samples will be provided and received; a sample form of this agreement is provided as ATTACHMENT 2B. In the event that an Approved Project is subsequently entered into for such sampled materials, upon execution of the Project Form by both Parties to establish the Approved Project, all Material Transfer Agreements relating to sampled materials which are part of this Approved Project are terminated and the terms herein this

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             Research Agreement shall control over any inconsistent terms contained in these earlier Material Transfer Agreements. The Material Transfer Agreements relevant to each Approved Project shall be attached to each applicable Project Form.

        C. Any Project Form, whether executed by one or both Parties, shall be deemed Confidential Information under the applicable CDA.

        D. Upon termination or expiration of this Agreement or an Approved Project, all CDA's shall continue in force until termination or expiration under their own terms.

        E. Either Party shall have the right to disclose Confidential Information to any of its Affiliates which are involved in the performance of this Agreement, provided the Affiliate in advance has agreed in writing to be bound by the terms of this Agreement and the applicable CDAs, and that this Party shall be liable to the other Party to the extent that any of its Affiliates breach any secrecy or other obligations.

3.      PROJECT INITIATION AND ADMINISTRATION

        A. Either Party may propose a Project by first obtaining execution by both Parties of an applicable CDA and thereafter by forwarding two copies of a completed Project Form, signed by the initiating Party and including its Project Administrator, the fully executed CDA and proposed Success Criteria.

        B. The Party receiving a completed Project Form shall consider in good faith the Proposed Project and, within the time specified in the Project Form, shall give notice, by returning a duly executed copy of the Project Form, that the initiating Party agrees to the Proposed Project. The Project Form, duly executed by both Parties, shall then become the basis for an "Approved Project" to which the terms of this Agreement apply. Alternatively, the receiving Party may decline to execute the Project Form, or may notify the initiating Party that the Receiving Party wishes to pursue the Proposed Project, but under modified Success Criteria. Further, prior to entering into an Approved Project, the Parties may agree that materials should be sampled in order to more fully consider the Proposed Project; such sampled materials shall be shared under the terms of the Standard Material Transfer Agreement, a sample form of which is attached as ATTACHMENT 2B.

        C. If either Party declines to participate in a Proposed Project, neither Party shall have any obligation concerning such Proposed Project, except as arise under the applicable CDA, Material Transfer Agreements (if any), and SECTION 2 AND SUBSECTION 7.C of this Agreement, and either Party may pursue such Project with any other party.

        D. Each Party shall provide executed Project Forms to both Project Administrators within ten (10) days of execution by that Party.

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        E.   Until both Parties have executed the applicable Project Form, no
             Party is obligated under any Proposed Project. This Agreement's terms and conditions shall apply only to any Approved Projects entered into under this Agreement. Except for Approved Projects, nothing in this Agreement shall prevent either Party from entering into other projects with other parties, nor is either Party required by this Agreement to first offer such projects to the other Party before offering such projects to a non-Party.

        F. The Parties agree that Materials and formulations provided to it by the other Party shall be used solely for the purposes intended and necessary for the Approved Project to which the sampled Materials or formulations are being provided, with the exception that P&G shall have the right to test certain Materials outside the Field of Agreement but within P&G's Business Field under the procedures as provided hereinafter in SECTION 5. Further, the Parties recognize that in some circumstances there may be the need for special handling (e.g., non-analysis of samples) of Materials or formulations being supplied to the other Party under an Approved Project. Such special handling requirements shall be observed by the Party receiving the special sample if the special handling procedures are provided in writing to the receiving Party's Project Administrator for each Approved Project to which the special sample relates and the Project Administrator approves such special handling requirements in writing prior to the special sample being sent for that Project Administrator's Approved Project, or if such special handling procedures are authorized in writing by the Leadership Committee prior to the special samples being sent.

        G. Neither Party shall, during any Approved Project and for a time thereafter as specified herein, transfer or disclose to third parties for use within the Field of Agreement, any Materials or know how resulting from an Approved Project and provided to the other Party for evaluation. Also, neither Party will, during any Approved Project and for a time thereafter as specified below, collaborate with third parties in a Project with substantially the same Success Criteria as any Approved Project. Each party shall otherwise be free to receive, evaluate and commercially use (including supply and/or purchase) Materials for all purposes with any third party, subject only to the provisions of this Agreement, the applicable CDA and the TTA.

        H. Each Party shall appoint up to three (3) representatives to serve as members of the Leadership Committee to direct specific Approved Projects and the overall course of activities under this Agreement. Decision of the Leadership Committee shall require a unanimous vote.

        I. Subject to the oversight and approval of the Parties, the Leadership Committee shall be responsible for the following:

             (1) Overall direction of the Approved Projects, including financial requirements for the Approved Projects and directing activities of the Project Administrator(s);

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             (2)  Monitoring, updating and modifying, if necessary, all current Approved Projects.

             (3) Determination that a Research Project is completed and recommendation of new or revised Success Criteria for a Development Project;

             (4) Scheduling and conducting biannual reviews, or such more frequent reviews as the Leadership Committee determines necessary;

             (5) Preparation and approval of the Success Criteria, consistent with the terms of this Agreement;

             (6) Reviewing inventions made pursuant to an Approved Project with patent counsel and facilitating patent filings as pursued by the appropriate Party.;

             (7) Recommending to the Parties the licensing of third party technology and/or intellectual property, (if any) as necessary for the enhancement of any Approved Project as needed.

        J. Each Party shall notify the other within thirty (30) days after the effective date of this Agreement of the names of its Leadership Committee members. The Leadership Committee shall have no authority to modify or amend the terms of this Agreement. Any dispute or issue that cannot be resolved by the Leadership Committee shall be referred to senior management of the Parties to be resolved by them.

4.      APPROVED PROJECTS

        A. Each Party shall promptly undertake performance of an Approved Project as set forth in the applicable Project Form. During each Approved Project, the Parties will endeavor to perform their respective duties and to develop and submit to each other any deliverables identified in the Approved Project's Success Criteria.

        B. All work on Approved Projects shall be directed and controlled by the designated Project Administrator of each Party, subject to the oversight of the Leadership Committee.

        C. P&G will pay GCOR for the research conducted under this Agreement as follows.

             *** of this Agreement until June 30, 2003, for a total of One Million Five Hundred Thousand Dollars ($1,500,000), with payment to be made by P&G *** no later than ***. In the event that P&G earlier terminates this Agreement by giving written notice to GCOR pursuant to SUBSECTION 7.B below on or before the June 30 end of a contract year, then ***.

             In addition, upon signing of the Success Criteria for an Approved Project to enter into a Development Project phase from a Research Project conducted under this Agreement, a Supplier Advance shall become due from P&G to GCOR and shall be payable within 2 months of signing the Success Criteria for such Development Project). The Supplier Advance shall be based on ***.


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             Further, in the event that the Parties enter directly into an
             Approved Project at the Development Project phase without having had a preceding Research Project phase, P&G shall pay GCOR a Supplier Advance based on ***. All such payments under this paragraph shall become due upon mutual agreement that GCOR has met the previously agreed to and signed Success Criteria for such Development Project, and shall be payable within two (2) months thereafter. ***.

             Any amounts which become due under this SUBSECTION C prior to any expiration or termination of the Agreement shall be non-refundable.

        D. Notwithstanding the other terms of this Agreement: (1) GCOR shall continue to have the right to use Non-Project Materials sampled by GCOR outside the Field of Agreement; and (2) Non-Project Materials sampled by GCOR which show no commercially relevant Observable Benefits in the Project Field shall be immediately released from the Approved Project for sampling and supply by GCOR to third parties in all Fields. For such Non-Project Materials which show no Observable Benefit, P&G shall grant to GCOR at GCOR's request a non-exclusive, royalty-free license (with the right to sublicense) under all applicable Patents Rights owned or exclusively controlled by P&G pursuant to this Agreement or the TTA, necessary to make, have made, use and sell such Non-Project Materials.

             Notwithstanding the other terms of this Agreement: (1) P&G shall have the right to use Materials outside the Field of Agreement only pursuant to SECTION 5 hereinafter, with the exception that for Non-Project Materials sampled by P&G, P&G shall continue to have the right to use such Non-Project Materials outside the Field of Agreement; and (2) Non-Project Materials sampled by P&G which show no Observable Benefits in the Project Field shall be immediately released from the Approved Project for sampling and supply by P&G to third parties in all fields. For such Non-Project Materials which show no Observable Benefit, GCOR shall grant to P&G at P&G's request a non-exclusive, royalty-free license (with the right to sublicense) under all applicable patent Rights owned or exclusively controlled by GCOR pursuant to this Agreement or the TTA, necessary to make, have made, use and sell such Non-Project Materials.

        E. Further, Project Materials that show no Observable Benefit in the Project Field may be released from the Approved Project for sampling and supply by one or both of the Parties to third parties in all fields by agreement of the Leadership Committee, but sampling of such Material shall not require grant by either Party to the other Party of licenses under applicable Patent Rights owned or exclusively controlled by the other Party pursuant to this Agreement or the TTA.

5.      FIRST REFUSAL FOR SIGNIFICANT MATERIALS

        A. During the term of this Agreement and for a period of two (2) years thereafter, P&G shall have the right of first refusal to receive samples of all Approved Project Materials

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            (excluding Non-Project Materials) which demonstrate an Observable
            Benefit in an Approved Project ("Significant Materials") prior to GCOR providing for evaluation such Significant Materials to any third party for use outside the Field of Agreement but within P&G's Business Field. P&G may request GCOR's approval to test such Significant Materials for use outside of the Field of Agreement but within P&G's Business Field at any time during this period, which approval shall not unreasonably be withheld by GCOR. Sampling of such Significant Materials following GCOR's approval shall be under the terms as provided hereinafter under SUBSECTIONS 5.E AND 5.F. In the event that GCOR denies this P&G request, GCOR shall continue to be obligated to first offer such Significant Materials to P&G prior to GCOR sampling to any third party for evaluation within P&G's Business Field.

        B.  For purposes of this Agreement, P&G's Business Field shall mean ***.

        C. Prior to GCOR sampling any third party such Significant Materials for use within a designated segment of P&G's Business Field, GCOR shall offer P&G the right to receive a sample of each such relevant Significant Material for P&G's evaluation in the designated segment of P&G's Business Field.

        D. P&G shall advise GCOR in writing within thirty (30) days whether it wishes to exercise its right to receive such a sample of the applicable Significant Material. In the event that P&G has no interest in receiving a sample of the offered Significant Material for use outside the Field of Agreement within P&G's Business Field, then GCOR shall be free to sample such Significant Material to third parties for evaluation in the designated segment of P&G's Business Field outside the Field of Agreement as offered to P&G.

        E. If P&G elects (by written notice) to receive a sample, then P&G shall have two (2) months from the receipt of such sample of the relevant Significant Material to evaluate P&G's interest within the relevant portion of P&G's Business Field and to provide GCOR with written notice of such interest. During P&G's evaluation, and upon receipt of such notice from P&G, GCOR shall refrain from sampling such Significant Material to third parties until the Parties negotiate in good faith for an agreement to further research use of such Significant Material for commercialization by P&G of GCOR supplied Material. If after six (6) months of good faith negotiations immediately following the two (2) month P&G evaluation, the Parties cannot agree on terms of an agreement for further research, then GCOR shall be free to sample such Significant Material to third parties for evaluation in the designated segment of P&G's Business Field; and P&G shall thereafter be free to pursue with third parties its interest in the use of this Significant Material within the designated segment of P&G's Business Field.

        F. In the event the Parties fail to execute a research agreement as provided for in SUBSECTIONS 5.E, then GCOR shall grant to P&G at P&G's request a non-exclusive, royalty-free license (with the right to sublicense) under all applicable Patent Rights owned or exclusively controlled by GCOR pursuant to this

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            Agreement or the TTA, necessary for P&G to make, have made, use and sell such Significant Materials within P&G's Business Field but such license shall not apply to any other Materials. In return, P&G shall grant GCOR a first right of refusal to manufacture such Significant Materials on terms to be negotiated in good faith by both Parties. In the event the Parties fail to reach agreement after such good faith negotiations, P&G shall not thereafter purchase such Significant Materials on terms more advantageous to a third party supplier than those it offered to GCOR.

6.      PATENT RIGHTS

        A. Ownership of Inventions - All Patent Rights except *** Assay Patent Rights shall be owned by the Inventing Party (for purposes hereof, "Inventing Party" shall mean the Party whose employees or agents conceived and reduced to practice the invention claimed in a given Patent Right). *** Assay Patent Rights shall be owned by GCOR regardless of inventorship.

        B. Prosecution of Patent Applications - Each Party agrees to provide the other's Project Administrator with timely notification of all invention disclosures resulting from an Approved Project, as well as all filing decisions, filing dates, issue dates and patent numbers which are associated with such invention disclosures. The Inventing Party shall be responsible at its expense to prepare, file, prosecute and maintain its Patent Rights, provided that both Parties will cooperate with each other in reviewing, drafting and prosecuting the Patent Rights of the other to the extent deemed necessary to optimize such patent efforts.

            Any patent application directed to Patent Rights shall not be filed without notice to the other Party. The other Party will be given at least ten (10) working days to review and comment on said patent application, unless the other Party agrees on a term shorter than 10 days.

        C. Unless otherwise agreed, each Party shall pay for the prosecution and maintenance of Patent Rights, except as provided in SUBSECTION 6.D.

        D. Each Party shall receive timely notice and the right to assume prosecution and maintenance of any Patent Right which the other (owning) Party elects to abandon.

            Further, if a Party desires to file a patent application in countries other than those the owning Party desires to file in, the other party shall be free to file such patent application in the desired other countries at its own expense.

7.      DURATION AND TERMINATION OF AGREEMENT

        A. Unless terminated under SUBSECTION 7.B below, this Agreement shall continue in force until June 30, 2003. The term of this Agreement may be extended beyond June 30, 2003 on an annual basis upon the mutual written agreement of the Parties

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            for payment and other details concerning each such extension.

        B. Either Party may terminate this Agreement in its entirety or any Approved Project (without terminating the entire agreement) at any time by giving written notice at least ninety (90) days before such termination becomes effective. Termination of this Agreement will end consideration of Proposed Projects and shall terminate all Approved Projects and all further P&G funding payments, unless such termination notice expressly provides otherwise.

        C. Survival of Obligations - All licenses, ownership rights and all obligations relating to information about inventions, including CDA terms, which become effective prior to effective termination or expiration of an Approved Project or this Agreement shall survive.

        D. Approved Projects begun under the Research Agreement between the Parties effective September 1, 1997 shall continue hereunder and shall be governed by the provisions contained in this Research Agreement with the exception that no Supplier Advance shall be owed for any Development Project existing prior to the June 30, 2000 effective date of this Research Agreement.

8.      RIGHTS UPON TERMINATION

        A. As used in this Agreement, collaboration with third parties (which includes subsequently established joint ventures or affiliations with, or through purchase, whole or in part, of or by parties who are third parties as of the date of signing of this Agreement) shall include: (i) discussing or conducting joint research and/or development work with a third party on Materials within the Project Field of the terminated Approved Project; and (ii) sampling, selling or buying for use in the Field of Agreement, Materials which were developed under the Approved Project or which were Non-Project Materials if the anticipated or actual use of this sampled Material has Observable Benefit within the Project Field.

        B. Upon termination of a Research Project for any reason both Parties shall refrain from collaborating with third parties in the Project Field for five (5) years from the date of termination of the Approved Project. However, in the event that the Success Criteria for a Research Project are met and, within one year of having met such Success Criteria, one party declines or fails to decide to progress to a Development Project, then that Party (herein for purposes of this paragraph referred to as the "Terminating Party") shall not work with third parties to further develop or commercialize any Materials identified from the Research Project, or otherwise collaborate with third parties in the Project Field, for three (3) years and thereafter the Terminating Party shall be granted a non-exclusive, royalty-free license (without the right to sublicense non-Affiliates) under all applicable Patent Rights excluding *** Assay Patent Rights owned or exclusively controlled by the other Party pursuant to this Agreement or the TTA, necessary to then allow the Terminating Party to

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            collaborate with third parties on Materials within the Project
            Field. Further, the non-Terminating Party shall immediately be free to collaborate with third parties within or outside the Project Field. The Terminating Party shall grant to the other Party a non-exclusive, royalty-free license (without the right to sublicense non-Affiliates) under all applicable Patent Rights excluding *** Assay Patent Rights owned or exclusively controlled by the Terminating Party pursuant to this Agreement or the TTA, necessary to allow the other Party to collaborate immediately with third parties on Materials within the Project Field.

        C. Upon termination of a Development Project as the result of P&G decisions or actions, including P&G's failure to meet its obligations under commercial criteria within the Success Criteria of the Development Project, then GCOR shall immediately be free to collaborate with third parties within or outside the Project Field. P&G shall grant to GCOR a non-exclusive, royalty-free license (without the right to sublicense non-Affiliates) under all applicable Patent Rights owned or exclusively controlled by P&G pursuant to this Agreement or the TTA, necessary to allow GCOR to collaborate with third parties on Materials within the Project Field. Moreover, P&G shall not collaborate with third parties in the Project Field for five (5) years and thereafter GCOR shall grant to P&G a non-exclusive, royalty-free license (without the right to sublicense non-Affiliates) under all applicable Patent Rights owned or exclusively controlled by GCOR pursuant to this Agreement or the TTA, necessary to allow P&G to collaborate with third parties on Materials within the Project Field.

        D. Upon termination of a Development Project as the result of GCOR decision or actions, including GCOR's failure to meet its obligations under commercial terms set out in Success Criteria of the Development Project, then P&G shall immediately be free to collaborate with third parties within or outside the Project Field. GCOR shall grant to P&G a non-exclusive, royalty-free license (without the right to sublicense non-Affiliates) under all applicable Patent Rights except *** Assay Patent Rights owned or exclusively controlled by GCOR pursuant to this Agreement or the TTA, necessary to allow P&G to collaborate with third parties on Materials within the Project Field. Moreover, GCOR shall not collaborate with third parties in the Project Field for five (5) years, and thereafter P&G shall grant to GCOR a non-exclusive, royalty-free license (without the right to sublicense non-Affiliates) under all applicable Patent Rights owned or exclusively controlled by P&G pursuant to this Agreement or the TTA, necessary to allow GCOR to collaborate with third parties on Materials within the Project Field.

        E. Upon termination of a Development Project as the result of mutual decision or actions of P&G and GCOR, including the Parties' failure to achieve technical criteria within the applicable Success Criteria or failure to agree on additional terms for a supply agreement other than those specific commercial obligations for each Party in Success Criteria of the applicable Development Project, then the Parties shall not collaborate with third parties in the Project Field for five (5) years, and thereafter both Parties shall grant to the other Party a non-exclusive, royalty-free license (without the right to sublicense non-Affiliates) under all applicable Patent Rights except *** Assay Patent Rights owned or controlled by the respective Party, necessary to allow the other Party to collaborate with third parties on Materials within the Project Field.

            In the event that termination of an Approved Project occurs during the Development Project and either Party is prohibited from collaborating with third parties for the period of five (5) years, the Parties shall still be permitted during this five (5) year period to take the following actions: (i) GCOR may after three (3) years, sample Materials to third parties, as well as discuss supply terms and requirements, provided such Materials shall be commercially available only after the expiration of the five (5) year period; and (ii) P&G may, after three (3) years, seek a supplier for Materials, as well discuss supply term and requirements, provided such Materials shall be commercially supplied to P&G only after the expiration of the five (5) year period.

        F. For the term of five (5) years after termination in either of a Research Project or a Development Project, and regardless of when or how termination occurs, GCOR shall not offer third parties better terms for supply of Materials for use in the Project Field than offered to P&G, nor shall P&G accept from any alternative supplier, terms more favorable to that supplier than those offered by GCOR.

        G. Upon termination after the Material is supplied on a commercial basis by GCOR to P&G, then the terms shall be as set out in the Heads of Supply (Appendix A) appended to the TTA.

        H. For the absence of doubt, the P&G license as described in SUBSECTION 2.1(iv) of the TTA shall survive any termination hereunder.

9.      LIMITED SCOPE OF THIS AGREEMENT

        A. Other Agreements Not Precluded - This Agreement shall not prevent the Parties from entering into other agreements together nor shall it terminate duly executed, existing agreements.

        B. No Warranties Created - No product or patent warranties are granted or implied hereunder. No obligation to make any products or to conduct infringement clearance on the other Party's products, utilizing the Patent Rights under this Agreement, is granted or implied.

10.     INTERPRETATION

        A. Captions - Captions are for convenience only and not to be used in construing this Agreement.

        B. Partial Invalidity - Any provision of this Agreement held invalid or illegal shall be severed from this Agreement and shall not impair or invalidate any other provision. Any severed provision shall be replaced by the valid, legal one which comes closest to such severed provision.

        C. Conflict with Project Forms - This Agreement shall prevail in any conflict between its provisions and any Project Form, CDA, sales literature, order, acceptance, invoice, shipping document, correspondence, or other document.

        D. Choice of Law - This Agreement shall be interpreted under the laws of Ohio, USA.

11.     GENERAL

        A. Notices - All notices under this Agreement shall be in writing and effective either when served by personal delivery or three days after deposited, postage prepaid in registered or certified mail and addressed to the respective Project Administrators.

        B. Non-assignment - Neither Party shall assign any rights and obligations under this Agreement or any Project Form without the other Party's prior written consent.

        C. Independent Contractors - Nothing in this Agreement shall be deemed to create an agency, employer-employee, partnership or joint venture relationship between the parties. The parties are independent contractors. Neither party has the right to control the work of the other's employees.

        D. Force Majeure - Neither Party shall be responsible for delay or failure to perform caused by events beyond its control. Each Party shall mitigate any damage caused by such events.

12.     WAIVER AND MODIFICATION

        No omission or delay in enforcing any right shall be a waiver of any such right nor shall it affect a Party's ability to enforce such right thereafter. This Agreement may be modified only by a writing executed by P&G and GCOR.

        This Agreement is duly executed below by the Parties' duly authorized officers.


GENENCOR INTERNATIONAL, INC.                THE PROCTER & GAMBLE COMPANY

By :  /s/ CAROLE COBB                       By:   /s/  W.C. BERNDT
   -----------------------------------         -----------------------------------------------


Title:    Senior Vice President             Title: President, Fabric & Home Care Business Unit
      --------------------------------            --------------------------------------------


Date:    June 30, 2000                      Date:   June 30, 2000
     ---------------------------------           ---------------------------------------------

                                  ATTACHMENT 1

                                  PROJECT FORM


        This Project Initiation Form is submitted under the Parties' Research Agreement ("the Agreement") to establish an Approved Project upon mutual execution below. Capitalized terms used here have the meanings assigned them in the Agreement.

1. The parties agree to an Approved Project relating to __________________________ which shall be directed to
        ________________________________________ and shall have the following objectives and/or features:


2.      The technical approach to be followed is:


3.      Milestone Plan

--------------------------------------------------------------------------------
Key Milestone                                     Timing
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                                                 Very truly yours,

                                                 By:____________________________

                                                 Title:_________________________


ACCEPTED:  ____________ , 200____
                                                 Date:__________________________
By:______________________________

Title:___________________________

                                 ATTACHMENT 2.A

                      STANDARD AGREEMENT FOR DISCLOSURE OF
                    PROCTER & GAMBLE CONFIDENTIAL INFORMATION
                         TO GENENCOR INTERNATIONAL, INC.

                                                    Effective Date: ____________


In order to protect certain proprietary, confidential information which may be disclosed by the Procter & Gamble Company (herein "P&G") to Genencor International, Inc. (herein "GCOR"), the parties agree that:

1.      The Discloser of confidential information hereunder is:


        The Recipient of confidential information hereunder is:


2. The parties' representatives for disclosing or receiving confidential information are:


                                      (P&G)


                                      (GCOR)

3.      The confidential information disclosed under this Agreement is described as:
        ------------------------------------------------------------------------
        ------------------------------------------------------------------------

4. This Agreement covers only confidential information which is disclosed between the effective date and the first anniversary of the Effective Date.

5. GCOR's obligations regarding confidential information received under this Agreement expires on the fifth anniversary of the Effective Date.

6. GCOR shall protect the confidential information against unauthorized disclosure using the same degree of care, but no less than a reasonable degree of care, as GCOR uses to protect its own confidential information of a like nature.

7. GCOR shall be obligated to protect only such confidential information disclosed under this Agreement as is: (a) disclosed in tangible form clearly labeled as confidential at the time of disclosure, or (b) disclosed initially in non-tangible form identified as confidential at the time of disclosure and, within thirty days following the initial disclosure, summarized and designated as confidential in a written memorandum delivered to the GCOR's representative named in PARAGRAPH 2 above.

8. This Agreement imposes no obligation upon GCOR with respect to any confidential information disclosed under this Agreement which: (a) was in the GCOR's possession before receipt from P&G; or (b) is or becomes a matter of public knowledge through no fault of GCOR; or (c) is rightfully received by GCOR from a third party without a duty of confidentiality; or (d) is disclosed by P&G to a third party without duty of confidentiality on the third party; or (e) is independently developed by GCOR; or (f) is disclosed under operation of law; or (g) is disclosed by GCOR with P&G's prior written approval.

9. P&G warrants that it has the right to make the disclosures under this Agreement, and all such disclosures are at its sole discretion.

10. Neither party acquires any intellectual property rights (including any right to prepare or file patent applications in any jurisdiction) under this Agreement; neither party has an obligation under this Agreement to purchase any service or item from the other party, or to deal exclusively with the other party in any field; and neither party has an obligation under this Agreement to offer for sale products using or incorporating the confidential information.

11. GCOR shall adhere to the U.S. Export Administration Laws and Regulations and shall not export or re-export any technical data or products received from P&G or the direct products of such technical data to any proscribed country listed in the U.S. Export Administration Regulations unless properly authorized by the U.S. Government.

12. The parties do not intend that any agency or partnership relationship be created between them by this Agreement.

13. All additions or modifications to this agreement must be made in writing and must be signed by both parties. This Agreement is made under and shall be construed according to the laws of the State of Ohio.


Genencor International, Inc.                     The Procter & Gamble Company

Address:                                         Address:

200 Meridian Centre Boulevard                    One Procter & Gamble Plaza
Rochester, New York  14618                       Cincinnati, Ohio  45202

By:                                              By:
   ---------------------------                      ---------------------------
   ---------------------------                      ---------------------------
           Printed Name                                     Printed Name

Title:                                           Title:
      ------------------------                         -------------------------

                                 ATTACHMENT 2.B


            STANDARD PROCTER & GAMBLE / GENENCOR INTERNATIONAL, INC.
                  AGREEMENT ON PROVISION OF BIOLOGICAL MATERIAL


        We appreciate the interest of The Procter & Gamble Company ("P&G") in obtaining a sample of the Biological Material from Genencor International, Inc. ("GCOR"). In order for GCOR to supply P&G with the Biological Material P&G requested, we ask P&G to agree to the following conditions. Please note agreement by your signature at the end of both copies of the Letter Agreement, keep one copy, and return one to the attention of the person from whom P&G requested the Biological Material at the following address:

                  Genencor International, Inc.
                  925 Page Mill Road
                  Palo Alto, California  94304-1013

1. The following "Biological Material" will be supplied to P&G by GCOR in reasonable research quantities (describe):

        ------------------------------------------------------------------------
        ------------------------------------------------------------------------

        Any biological or chemical material or compound, directly or indirectly, derived from the foregoing Biological Material supplied by GCOR, and any medium in which such Biological Material is provided, is expressly understood to be part of the "Biological Material" and is covered by the conditions set forth in this Agreement, as are all documentation and descriptions of the Biological Material.

2.      The address or site at which the Biological Material will be used is

        ------------------------------------------------------------------------

3. The Biological Material will be used only for research purposes under all suitable and necessary containment conditions and will not be used on, in, or for human subjects.

4.      a.     The Biological Material will not be supplied to other
               laboratories, either within or outside of P&G, nor to any other individual or organization other than employees of the requesting
               P&G Laboratory and will not be used, directly or indirectly, for any Commercial Purpose unless agreed otherwise in writing by GCOR. For purposes of this Agreement, Commercial Purpose shall include the preparing or filing of any patent application in any jurisdiction. Each person employed by P&G will be informed of the terms and conditions of this Letter Agreement prior to allowing such employee(s) to have access to Biological Material and P&G agrees not to allow access or transfer the Biological Material to any employee or other person unless such employee is bound by an employment or confidentiality agreement or other agreement requiring assignment of all inventions, patents and copyrights to P&G's Laboratory or Organization.

        b. The Biological Material may not be used, directly or indirectly, in any "sponsored research" or other research programs if the terms of such sponsorship or program would entitle the sponsor or any third party to any rights or interests in such research or its results, including the right to review and/or publish such results.

5.      a.     The Biological Material will be used only as follows (describe):


        b. P&G shall keep and maintain written records of all use of the Biological Material and the individual(s) allowed access to such Materials. GCOR shall have the right to review and copy such records at any time.

        c. P&G acknowledges that the Biological Material supplied hereunder is obtained only for purposes stated herein and P&G obtains no intellectual property or other rights in the Biological Material supplied under this Agreement. P&G shall take all care necessary to prevent disclosure of any information concerning the Biological Material to any party who is not bound by the terms of this Agreement.

6. P&G shall not analyze, attempt to analyze, or have analyzed the composition or formulation of the Biological Material.

7. It is understood that P&G shall not publish or disclose outside of the Laboratory or Organization the results of experiments using the Biological Material, except with the prior written consent of GCOR, which consent shall not be untimely or unreasonably withheld.

8. P&G agrees that prior to any approved publication or disclosure of results or any use of the Biological Material, P&G or P&G co-workers will promptly provide advance copies of such results to GCOR.

9. P&G agrees not to apply for any foreign or domestic patents, nor to seek any copyright without the prior written consent of GCOR, with appropriate terms and conditions to be negotiated in each case as a part of any such prior written consent. If such patent or copyright should issue, notwithstanding the sentence above, P&G grants to GCOR (i) an irrevocable worldwide, paid-up, non-exclusive, royalty-free license under any patents based on the Biological Material whether such patents are granted in the name of the Laboratory or Organization, or any employee who had access to the Biological Material together with the right to sublicense and, (ii) an irrevocable paid-up, royalty-free, perpetual license under any copyright which might be obtained for any publication referring, directly or indirectly, to the Biological Material.

10. The Biological Material provided by GCOR should be considered experimental and should be handled with appropriate safety precautions. However, in cases where a Material Safety Data Sheet is available for the Biological Material, it will be supplied and the handling precautions contained therein should be followed. GCOR makes no expressed or implied warranties of any kind with respect to the Biological Material. P&G hereby indemnifies and holds GCOR harmless from any and all liability and/or damages (including costs of defense) resulting from the use of the Biological Material, including any use of the Biological Material which they might permit or allow to third parties.

11. Nothing contained in this Agreement shall be construed as granting a license or other right to P&G under any proprietary rights of GCOR.

12. By executing this Agreement, the undersigned represent that they are authorized on behalf of their respective organization to enter into this Agreement and bind their organization.

        Sincerely,


        Genencor International, Inc.

        Signature: ____________________________

        Name: _________________________________

        Title: ________________________________


        Accepted and Agreed:

        Individual Requester: ______________________________

        and

        The Procter & Gamble Company

        Signature: _________________________________________

        Date: ______________________________________________